Exhibit 5

June 26, 2014

Board of Directors
Bankwell Financial Group, Inc.

220 Elm Street

New Canaan, CT 06840

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of 584,614 shares of common stock, no par value per share (the “Common Stock”), of Bankwell Financial Group, Inc. (the “Company”) to be issued pursuant to the 2002 Bank Management, Director and Founder Stock Option Plan, the 2006 Bank of New Canaan Stock Option Plan, the 2007 Bank of New Canaan Stock Option and Equity Award Plan, the 2011 BNC Financial Group, Inc. Stock Option and Equity Award Plan, and the 2012 BNC Financial Group, Inc. Stock Plan, as amended (collectively, the “Incentive Plan”).

In rendering the opinion expressed herein, we have reviewed the Certificate of Incorporation of the Company, the Incentive Plan, the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Common Stock (the “Form S-8”), as well as applicable statutes and regulations governing the Company. We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on and subject to the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Common Stock of the Company when issued in accordance with the terms and conditions of the Incentive Plan will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very Truly Yours,

/s/ Hinckley, Allen & Snyder LLP
HINCKLEY, ALLEN & SNYDER, LLP